Exhibit 99.1

PRESS RELEASE

Company Contact:	Investor Contact:

Roger G. Stoll, Ph.D.	Damian McIntosh/ Dian Griesel, Ph.D.
Chairman, President and CEO	The Investor Relations Group
Cortex Pharmaceuticals, Inc.	212.825.3210
949.727.3157

CORTEX REPORTS THIRD QUARTER OPERATING RESULTS

IRVINE, CA (November 8, 2006) — Cortex Pharmaceuticals, Inc. (AMEX: COR) reported a net loss of $3,635,000, or $0.10 per share for the quarter ended September 30, 2006 compared with a net loss of $2,530,000, or $0.08 per share for the corresponding prior year period. For the nine months ended September 30, 2006, Cortex reported a net loss of $12,592,000, or $0.37 per share compared to a net loss of $7,867,000, or $0.24 per share for the corresponding prior year period. For both current year periods, operating expenses include non-cash stock compensation charges and amounts related to addressing the earlier clinical hold on Cortex’s AMPAKINE® CX717 by the U.S. Food and Drug Administration (“FDA”).

As required Cortex adopted Statement of Financial Accounting Standards 123(R) — “Share-Based Payment” (“SFAS 123R”), starting January 1, 2006. Under SFAS 123R, expenses for all share based payments to employees, including grants of stock options, are recorded in the financial statements based on their estimated fair values. Compared to the corresponding prior year periods, Cortex’s total non-cash stock compensation charges increased by $673,000 and $2,488,000 for the quarter and nine months ended September 30, 2006, respectively. These stock compensation charges have no impact on Cortex’s available cash or working capital.

As indicated, increased operating expenses during the current year periods also reflect amounts incurred to address the acute toxicology studies requested by the FDA related to the earlier clinical hold on CX717. As of September 30, 2006, these additional unplanned costs have added approximately $2.5 million to Cortex’s research and development expenses, which amounts were partially offset by decreases in clinical development and other cost areas. Most of the expenses related to the FDA’s requests were incurred during the second and third quarter of the current year period and Cortex does not anticipate the same expense level for the remainder of 2006.

As reported last month, the FDA released the clinical hold on CX717 in early October, subject to specified dose limitations. In July 2006, Cortex initiated three-month chronic toxicology trials in rats and monkeys in order to obtain additional data. The related results from these studies will be submitted to the FDA in order to determine if the current dose range limitations on CX717 can be raised to allow Cortex to initiate further clinical studies in Attention Deficit Hyperactivity Disorder (“ADHD”). Cortex anticipates that it will be able to submit the reports from these studies to the FDA in early 2007.

Decreased revenues during the current year periods reflect the winding down of the research collaboration with the Company’s partner, Servier. As announced earlier, Cortex notified Servier of its intent to end the research collaboration by early December 2006.

Cortex’s cash and marketable securities amounted to $12,608,000 at September 30, 2006 and $17,261,000 at December 31, 2005, with spending for the nine months ended September 30, 2006 partially offset by proceeds from the exercise of warrants to purchase shares of Cortex common stock.

Cortex Pharmaceuticals, Inc.

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease, including Mild Cognitive Impairment, Alzheimer’s disease and anxiety disorders.

Forward-Looking Statement

Note — This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed products may at any time be found to be unsafe or ineffective for any or all of their proposed indications; that competitors may challenge or design around the Company’s patents or develop competing technologies; and that preclinical or clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly preclinical and clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

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Cortex Pharmaceuticals, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$402	$625	$864	$1,971
Operating expenses (A):
Research and development	3,192	2,501	10,363	7,952
General and administrative	1,014	816	3,603	2,279

Total operating expenses	4,206	3,317	13,966	10,231

Loss from operations	(3,804)	(2,692)	(13,102)	(8,260)
Interest income, net	169	162	510	476
Change in fair value of common stock warrants	—	—	—	(83)

Net loss	$(3,635)	$(2,530)	$(12,592)	$(7,867)

Loss per share:
Basic and diluted	$(0.10)	$(0.08)	$(0.37)	$(0.24)
Shares used in computing per share amounts
Basic and diluted	34,830	32,671	34,158	32,653
(A) Operating expenses include the following non-cash stock compensation charges:
Research and development	$488	$58	$1,573	$134
General and administrative	243	—	1,034	(15)

	$731	$58	$2,607	$119

Cortex Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	September 30, 2006 (Unaudited)	December 31, 2005
Assets:
Cash and cash equivalents	$2,472	$2,063
Marketable securities	10,136	15,198
Other current assets	312	256

	12,920	17,517
Furniture, equipment and leasehold improvements, net	448	439
Other	33	33

Total assets	$13,401	$17,989

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$2,185	$2,681
Unearned revenue — current	23	126
Deferred rent liability	58	50
Stockholders’ equity	11,135	15,132

Total liabilities and stockholders’ equity	$13,401	$17,989

MORE INFORMATION AT WWW.CORTEXPHARM.COM

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